Exhibit 99.1


                                               Contact: Richard H. Irving, III
                                                         Senior Vice President
                                                               General Counsel
                                                                 And Secretary
                                                                  503-653-4569
                                                          Release: Immediately





THOMAS J. FRUECHTEL ELECTED BLOUNT INTERNATIONAL DIRECTOR

Portland, OR (December 23, 2003). Blount International, Inc. [NYSE: BLT] ("Blount" or the "Corporation") announces that, effective as of December 16, 2003, Mr. H. Corbin Day resigned as a director of the Corporation for personal reasons and the Board of Directors elected Mr. Thomas J. Fruechtel to fill Mr. Day's unexpired term, which runs to the next Annual Meeting of Stockholders in April 2004.

Mr. Day, Chairman of Jemison Investment Co., Inc. of Birmingham, Alabama, served as a director of the Corporation or a predecessor entity, Blount, Inc., from 1992 to 1999, and from April 2002 to December 2003. During these terms, Mr. Day served at various times as chairman of the Finance Committee, a member of the Acquisition and Executive Committees, and was a member of the Audit and Compensation Committees at the time of his resignation.

"Corbin served with distinction and professionalism when asked to stand for election during two significant periods of Blount's history. We will miss his sage counsel, and wish Corbin and his family our very best," stated Eliot M. Fried, Chairman of the Board.

Mr. Fruechtel, 53, who will serve on the Audit Committee, is President and Chief Executive Officer of Leupold & Stevens, Inc., a worldwide leader in sports optics based in Portland, Oregon. Previously, Mr. Fruechtel was President and Chief Operating Officer of Simplicity Manufacturing, Inc., a manufacturer of lawnmowers and other outdoor power equipment. Mr. Fruechtel also worked for Blount and one of its predecessor companies, Omark Industries, Inc., for 21 years, including as President of its former Sporting Equipment Division and General Manager of the Oregon Cutting Systems Division Latin American operations in Curitiba, Brazil.

"With Tom's extensive knowledge of the Corporation and its markets, and with the leadership he has shown as a president of two other major companies, he will make an excellent director for Blount and for its stockholders," said James S. Osterman, President and Chief Executive Officer.

Blount International, Inc. is a diversified international company with three principal business segments: Outdoor Products, Lawnmower and Industrial & Power Equipment. Blount sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, including without limitation the Company's "expectations," "beliefs," "plans," "indications," "estimates," "anticipations," and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve certain risks and actual results subsequent to the date of this announcement may differ materially.